Exhibit 10.2

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

SECURED CONVERTIBLE PROMISSORY NOTE

$1,000,000	January 30, 2015
Radnor, Pennsylvania

For value received, the undersigned, InsPro Technologies Corporation, a Delaware Corporation (the “Company”), and InsPro Technologies, LLC, a Delaware limited liability company (“InsPro” and collectively with the Company, the “Makers”, and individually, each a “Maker”), hereby promise to pay to The Co-Investment Fund II, L.P. or its successors and assigns (hereafter referred to as “Holder”) the principal sum of One Million Dollars ($1,000,000) in lawful money of the United States of America together with accrued and unpaid interest thereon, each due and payable on the date and in the manner set forth below.

This secured convertible promissory note (the “Note”) is issued pursuant to the terms of that certain Secured Convertible Promissory Note Purchase Agreement (as may be amended from time to time, the “Agreement”) of even date herewith to the Holder.  Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

1.             Repayment.  All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro rata among all Holders.  All payments shall be applied first to accrued interest, and thereafter to principal.  The outstanding principal amount of the Loan shall be due and payable on June 30, 2016 (the “Maturity Date”).

2.             Interest Rate.  The Makers promise to pay simple interest on the outstanding principal amount hereof from the date hereof until payment in full, which interest shall accrue on an annual basis at the rate of 8% per annum or the maximum rate permissible by law, whichever is less.  Interest shall be due and payable on the Maturity Date and shall be calculated on the basis of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

3.             Conversion.

(a)           In the event that the Company issues and sells shares of its Equity Securities to investors (the “Investors”) on or before the date of the repayment in full of this Note in an equity financing resulting in gross proceeds to the Company of at least $1,000,000 (excluding the conversion of the Note and other debt) (a “Qualified Financing”), then the outstanding principal balance of this Note shall automatically convert in whole without any further action by the Holder into such Equity Securities at a conversion price equal to the price per share paid by the Investors for such Equity Securities issued in the Qualified Financing.  Any unpaid accrued interest on this Note shall be converted into Equity Securities on the same terms as the principal of this Note.

(b)           If the conversion of the Note would result in the issuance of a fractional share, the Company shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of one share of the class and series of capital stock into which this Note has converted by such fraction.

(c)            Notwithstanding any provision of this Note to the contrary, if the Company consummates a Sale of the Company (as defined below) prior to the conversion or repayment in full of this Note, then the Company will give the Holder at least five days prior written notice of the anticipated closing date of such Sale of the Company, and immediately prior to the closing of such Sale of the Company, the Company shall repay the entire outstanding principal balance and all unpaid accrued interest under this Note upon the closing of such Sale of the Company.

(d)           For purposes of this Note:

(i)           “Equity Securities” shall mean the Company’s capital stock or any securities conferring the right to purchase the Company’s capital stock or securities convertible into, or exchangeable for (with or without additional consideration), the Company’s capital stock, except that such defined term shall not include any security granted, issued and/or sold by the Company to any employee, director or consultant in such capacity.

(ii)           “Sale of the Company” shall mean (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred; provided, however, that a Sale of the Company shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

4.             Maturity.  Unless this Note has been previously converted or satisfied in accordance with the terms of Sections 3(a) through 3(c) above, the entire outstanding principal balance and all unpaid accrued interest shall become fully due and payable on the Maturity Date.

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5.             Expenses.  In the event of any default hereunder, the Makers shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

6.             Prepayment.  The Makers may prepay this Note at any time in whole or in part without payment of penalty or unearned interest; provided, however, that any such prepayment of principal shall be accompanied by the payment of interest accrued to the date of such prepayment and all costs, expenses or charges then owed to Holder pursuant to this Note.

7.             Default.  If there shall be any Event of Default hereunder, at the option and upon the declaration of the Requisite Holders and upon written notice to the Makers (which election and notice shall not be required in the case of an Event of Default under Section 7(c) or 7(d)), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(a)           The Makers fail to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)           The Makers shall breach in any material respect (or otherwise fail to perform in any material respect) any covenant under any Loan Document, and such breach or nonperformance shall not have been cured within five (5) business days following receipt of written notice from the Holder (provided, however, that if the breach or nonperformance cannot by its nature be cured within the five (5) business day period or cannot after diligent attempts by the Company be cured within such five (5) business day period, and such breach or nonperformance is likely to be cured within a reasonable time, then the Makers shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such breach or nonperformance, so long as the Makers continues to diligently attempt to cure such breach or nonperformance);

(c)           A Maker files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(d)           An involuntary petition is filed against a Maker (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of a Maker.

8.             Security Agreement.  The Notes are being secured by a security interest in certain collateral of the Makers, which security interest is being granted by the Makers to the holders of the Notes pursuant to the terms of a certain Security Agreement dated as of the date hereof.

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9.             Waiver.  The Makers hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

10.          Governing Law.  This Note shall be governed by and construed under the laws of the Commonwealth of Pennsylvania, as applied to agreements among Pennsylvania residents, made and to be performed entirely within the Commonwealth of Pennsylvania, without giving effect to conflicts of laws principles.

11.          Modification; Waiver.  Any term of this Note may be amended or waived in accordance with the terms set forth in the Agreement.

12.          Notices.  All notices or other communications to be given hereunder shall be in writing and shall be given in accordance with the provisions of Section 7.5 of the Agreement by the sender.

13.          Waiver of Trial by Jury.  THE UNDERSIGNED HEREBY EXPRESSLY, KNOWINGLY AND VOLUNTARILY WAIVE ALL BENEFIT AND ADVANTAGE OF ANY RIGHT TO A TRIAL BY JURY, AND EACH OF THE UNDERSIGNED WILL NOT AT ANY TIME INSIST UPON, OR PLEAD OR IN ANY MANNER WHATSOEVER CLAIM OR TAKE THE BENEFIT OR ADVANTAGE OF A TRIAL BY JURY IN ANY ACTION ARISING IN CONNECTION WITH THIS NOTE, THE LOAN AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

14.          Assignment.  This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company.  Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note.  Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal.

[Signature Page Follows]

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WITNESS the due execution of this Note, intending to be legally bound, on the day and year written above.

INSPRO TECHNOLOGIES CORPORATION

/s/ Anthony R. Verdi
Name: Anthony R. Verdi
Title: Chief Financial Officer

INSPRO TECHNOLOGIES, LLC

/s/ Anthony R. Verdi
Name: Anthony R. Verdi
Title: Chief Financial Officer

[Signature Page to Secured Convertible Promissory Note]